Infinity Property and Casualty Reports 10.1% Gross Written Premium Growth for the Second Quarter of 2011

BIRMINGHAM, Ala., Aug. 4, 2011 /PRNewswire/ -- Infinity Property and Casualty Corporation (NASDAQ: IPCC), a national provider of personal automobile insurance, today reported results for the three and six months ended June 30, 2011:

	Three months ended June 30,			Six months ended June 30,
(in millions, except per share amounts and ratios)	2011	2010	Change	2011	2010	Change

Gross written premium (1)	$259.4	$235.6	10.1%	$542.5	$492.1	10.2%
Revenues	$264.2	$237.3	11.3%	$516.5	$460.2	12.2%

Net earnings	$7.6	$16.3	(53.2%)	$18.6	$31.9	(41.7%)
Net earnings per diluted share	$0.61	$1.22	(50.0%)	$1.48	$2.37	(37.6%)

Operating earnings (1)	$5.5	$16.1	(65.7%)	$13.5	$32.1	(58.1%)
Operating earnings per diluted share (1)	$0.44	$1.21	(63.6%)	$1.07	$2.38	(55.0%)

Underwriting income (1)	$1.7	$18.4	(90.9%)	$6.6	$35.7	(81.6%)
Combined ratio	99.3%	91.8%	7.5 pts	98.7%	91.8%	6.9 pts

Return on equity	4.6%	10.4%	(5.8) pts	5.6%	10.2%	(4.6) pts
Operating earnings return on equity (1)	3.3%	10.3%	(7.0) pts	4.1%	10.3%	(6.2) pts

Book value per share				$54.44	$48.98	11.1%
Debt to total capital				22.6%	23.6%	(1.0) pts
Debt to tangible capital (1)				24.8%	26.0%	(1.2) pts
(1) Measures used in this release that are not based on generally accepted accounting principles ("non-GAAP") are defined at the end of this release and reconciled to the most comparable GAAP measure.

Gross written premium grew 10.1% during the second quarter of 2011 compared with the same period in 2010 with growth in six of the eight Focus States. California, Infinity's largest state, grew 10.6% in the second quarter of 2011 compared with the same period in 2010.

Net and operating earnings declined in the second quarter of 2011 compared with the same period in 2010 primarily as a result of unfavorable development on prior accident year loss and loss adjustment expense reserves recognized in the second quarter of 2011 of $3.4 million, pre-tax ($0.18 per diluted share after-tax) compared with $20.3 million, pre-tax ($0.99 per diluted share after-tax) of favorable development recognized during the second quarter of 2010. The unfavorable development during the second quarter of 2011 primarily relates to accident year 2010 and resulted primarily from increases in severities on PIP in Florida and bodily injury coverage in several of the Focus States.

Unfavorable development on prior accident year loss and loss adjustment expense reserves recognized during the first six months of 2011 was less than $0.1 million, pre-tax, compared with favorable development of $37.0 million, pre-tax ($1.78 per diluted share after-tax) for the first six months of 2010.

Excluding development on prior accident year loss and loss adjustment expense reserves, the combined ratio for the second quarter and first six months of 2011 has improved over the same periods in 2010 primarily from rating and underwriting actions taken in several of the Focus States.

"We continue to enjoy strong growth in many of our Focus States," stated James Gober, Infinity's Chairman, President and CEO. "In addition we are pleased that the accident year combined ratio for 2011 continues to improve."

2011 Earnings Guidance

Infinity is revising its operating earnings guidance to $2.00 - $2.50. The operating earnings guidance reflects development on prior accident year loss and loss adjustment expense reserves recognized in earnings during the first six months of 2011 but does not include any additional development in earnings during the remaining six months of the year. The current guidance assumes gross written premium growth between 7.5% and 12.5% compared with the prior year, and an accident year combined ratio, which excludes development on prior accident year loss and loss adjustment expense reserves, between 98.0% and 99.0%. Infinity's previously issued operating earnings guidance was $2.20 – $2.70 and assumed the same premium growth and accident year combined ratio ranges.

Share and Debt Repurchase Program

During the second quarter of 2011, Infinity repurchased 175,700 shares at an average price, excluding commissions, of $53.74. As of June 30, 2011, Infinity had $21.8 million of authority left under its share and debt repurchase program. On August 2, 2011, Infinity's Board of Directors increased the authority by $50.0 million and extended the date to execute the program to December 31, 2012 from December 31, 2011.

Forward-Looking Statements

This press release, notably "2011 Earnings Guidance," contains certain "forward looking statements" which anticipate results based on estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements which include the words "assumes," "believes," "seeks," "expects," "may," "should," "intends," "likely," "targets," "plans," "anticipates," "estimates" or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.

The primary events or circumstances that could cause actual results to differ materially from those expected by Infinity include determinations with respect to reserve adequacy, realized gains or losses on the investment portfolio (including other-than-temporary impairments for credit losses), rising bodily injury loss cost trends, undesired business mix or risk profile for new business, elevated unemployment rates, and the proliferation of illegal immigration legislation in key focus states. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity's filings with the Securities and Exchange Commission.

Conference Call

The Company will hold a conference call to discuss second quarter 2011 results at 11:00 a.m. (ET) today, August 4. There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-888-679-8038 and providing the confirmation code 37554164. Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available two hours following the completion of the call, at around 2:00 p.m. (ET), and will run until Thursday, August 11, 2011. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 28118080. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity's website, http://www.infinityauto.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity's website approximately two hours following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation Statements of Earnings (in millions, except EPS and dividends)
(unaudited)	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues:
Earned premium	$251.6	$225.6	$490.6	$437.7
Net investment income	10.6	11.6	21.0	22.9
Net realized gains (losses) on investments(1)	2.0	0.0	4.9	(0.4)
Other income	0.0	0.1	0.1	0.1
Total revenues	264.2	237.3	516.5	460.2

Costs and Expenses:
Losses and loss adjustment expenses (2)	192.5	153.3	371.4	299.9
Commissions and other underwriting expenses	57.5	53.9	112.6	102.0
Interest expense	2.7	2.7	5.4	5.4
Corporate general and administrative expenses	2.2	2.2	3.9	4.1
Other expenses	0.4	1.8	0.4	2.5
Total costs and expenses	255.2	213.9	493.7	414.0

Earnings before income taxes	9.0	23.4	22.8	46.3
Provision for income taxes	1.4	7.2	4.2	14.4
Net Earnings	$7.6	$16.3	$18.6	$31.9

Earnings per Common Share:
Basic	$0.62	$1.25	$1.51	$2.42
Diluted	$0.61	$1.22	$1.48	$2.37

Average Number of Common Shares:
Basic	12.3	13.1	12.3	13.2
Diluted	12.5	13.3	12.6	13.5

Cash Dividends per Common Share	$0.18	$0.14	$0.36	$0.28

Notes:
(1) Net realized gains before impairment losses	$2.2	$0.3	$5.7	$1.4

Total other-than-temporary impairment ("OTTI") losses	(0.1)	(0.0)	(1.7)	(0.1)
Non-credit portion in other comprehensive income	-	-	1.0	-
OTTI losses reclassified from other comprehensive income	(0.2)	(0.2)	(0.2)	(1.7)
Net impairment losses recognized in earnings	(0.2)	(0.3)	(0.8)	(1.8)
Total net realized gains (losses) on investments	$2.0	$0.0	$4.9	$(0.4)

(2)  Losses and loss adjustment expenses for the three and six months ended June 30, 2011 include $3.4 million and less than $0.1 million of unfavorable development on prior accident year loss and loss adjustment expense reserves, respectively.

Losses and loss adjustment expenses for the three and six months ended June 30, 2010 include $20.3 million and $37.0 million of favorable development on prior accident year loss and loss adjustment expense reserves, respectively.

(3)  Columns may not foot due to rounding.

Infinity Property and Casualty Corporation Balance Sheets (in millions, except book value per share)
	June 30, 2011 (unaudited)	March 31, 2011 (unaudited)	December 31, 2010 (audited)
Assets:
Investments:
Fixed maturities, at fair value	$1,190.5	$1,204.6	$1,177.7
Equity securities, at fair value	36.8	39.9	42.3
Total investments	1,227.3	1,244.5	1,220.0
Cash and cash equivalents	36.5	55.5	63.6
Accrued investment income	11.2	11.4	12.0
Agents' balances and premium receivable	374.8	369.3	336.7
Property and equipment (net of depreciation)	38.3	24.3	25.1
Prepaid reinsurance premium	2.2	2.1	1.9
Recoverable from reinsurers	15.0	16.9	16.8
Deferred policy acquisition costs	90.5	88.3	79.4
Current and deferred income taxes	17.5	13.2	14.9
Receivable for securities sold	0.9	0.4	-
Other assets	10.1	8.0	6.7
Goodwill	75.3	75.3	75.3
Total assets	$1,899.6	$1,909.2	$1,852.4

Liabilities and Shareholders' Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$483.1	$473.5	$477.8
Unearned premium	466.3	460.1	417.4
Long-term debt	194.8	194.7	194.7
Commissions payable	21.3	21.8	19.0
Payable for securities purchased	1.9	8.3	0.4
Other liabilities	65.1	86.7	81.8
Total liabilities	1,232.5	1,245.1	1,191.2

Shareholders' Equity:
Common stock	21.3	21.3	21.2
Additional paid-in capital	352.8	351.8	349.7
Retained earnings (1)	639.6	634.2	625.5
Accumulated other comprehensive income, net of tax	30.2	23.5	24.5
Treasury stock, at cost (2)	(376.9)	(366.7)	(359.8)
Total shareholders' equity	667.1	664.1	661.2
Total liabilities and shareholders' equity	$1,899.6	$1,909.2	$1,852.4

Shares outstanding	12.3	12.4	12.5
Book value per share	$54.44	$53.55	$53.03

Notes:

(1)  The change in retained earnings from March 31, 2011 is a result of net income of $7.6 million less shareholder dividends of $2.2 million.  The change in retained earnings from December 31, 2010 is a result of net income of $18.6 million less shareholder dividends of $4.4 million.

(2)  Infinity repurchased 175,700 common shares during the second quarter of 2011 at an average per share price, excluding commissions, of $53.74.  Infinity repurchased 287,700 common shares during the first six months of 2011 at an average price, excluding commissions, of $56.33.

(3)  Columns may not foot due to rounding.

Definitions of Non-GAAP Financial and Operating Measures

Operating earnings are defined as net earnings, before realized gains and losses on investments and the cumulative effect of a change in accounting principle, after tax. Infinity reports this non-GAAP measure because realized gains and losses on investments can be volatile and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.

Underwriting income measures the insurer's profit on insurance sales after all losses and expenses have been paid. It is calculated by deducting losses and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of net investment income, other income, interest expense, corporate general and administrative expenses, other expenses and taxes and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.

Below is a schedule that reconciles operating earnings and underwriting income to net earnings:

	Three months ended June 30,		Six months ended June 30,
(in millions, except EPS)	2011	2010	2011	2010

Earned premium	$251.6	$225.6	$490.6	$437.7
Losses and loss adjustment expenses	(192.5)	(153.3)	(371.4)	(299.9)
Commissions and other underwriting expenses	(57.5)	(53.9)	(112.6)	(102.0)

Underwriting income	1.7	18.4	6.6	35.7

Net investment income	10.6	11.6	21.0	22.9
Other income	0.0	0.1	0.1	0.1
Interest expense	(2.7)	(2.7)	(5.4)	(5.4)
Corporate general and administrative expenses	(2.2)	(2.2)	(3.9)	(4.1)
Other expenses	(0.4)	(1.8)	(0.4)	(2.5)

Pre-tax operating earnings	7.1	23.4	17.9	46.7

Provision for income taxes	(1.5)	(7.3)	(4.4)	(14.5)

Operating earnings, after-tax	5.5	16.1	13.5	32.1

Realized gains (losses) on investments, pre-tax	2.0	0.0	4.9	(0.4)
(Provision) benefit for income taxes	(0.7)	(0.0)	(1.7)	0.1
Decrease in provision for tax valuation allowance	0.8	0.1	1.9	0.0
Realized gains (losses) on investments, net of tax	2.1	0.2	5.1	(0.2)

Net earnings	$7.6	$16.3	$18.6	$31.9

Operating earnings per diluted share	$0.44	$1.21	$1.07	$2.38
Realized gains (losses) on investments, net of tax	0.11	0.00	0.26	(0.01)
Decrease in provision for tax valuation allowance	0.06	0.01	0.15	0.00
Net earnings per diluted share	$0.61	$1.22	$1.48	$2.37

Note: Columns may not foot due to rounding

Gross written premium is the amount of premium charged for policies issued during a fiscal period. Earned premium is a GAAP measure and represents the portion of gross written premium (after cessions to reinsurers) that has been recognized in income in the financial statements for the periods presented as earned on a pro-rata basis over the term of the policies.

Below is a schedule that reconciles gross written premium to earned premium:

	Three months ended June 30,		Six months ended June 30,
(in millions)	2011	2010	2011	2010

Gross written premium	$259.4	$235.6	$542.5	$492.1
Ceded reinsurance	(1.7)	(1.4)	(3.2)	(2.6)
Net written premium	257.7	234.2	539.3	489.4
Change in unearned premium	(6.1)	(8.6)	(48.7)	(51.8)
Earned premium	$251.6	$225.6	$490.6	$437.7

Note: Columns may not foot due to rounding

Tangible capital is defined as total capital (long-term debt plus total shareholders' equity) less intangible assets. Infinity reports this non-GAAP measure because it is a measure often used by debt-holders and rating agencies when evaluating financial leverage. Total capital is the most comparable GAAP measure.

Below is a schedule that reconciles tangible capital to total capital:

(in millions)	June 30, 2011	June 30, 2010

Tangible capital	$786.6	$748.6
Goodwill	75.3	75.3
Total capital	$861.8	$823.9

Note: Columns may not foot due to rounding

Infinity also makes available an investor supplement on its website. To access the supplemental financial information, go to www.infinityauto.com and click on "Investor Relations" followed by "Quarterly Reports."

CONTACT: Amy Jordan, amy.jordan@ipacc.com, Investor Relations, +1-205-803-8186